Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 Amendment No. 1 (Registration No. 333-276536) to be filed on May 20, 2024 of our report dated April 4, 2024, related to the consolidated financial statements of Reliance Global Group, Inc. and Subsidiaries as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, which appears in the Annual Report on Form 10-K of Reliance Global Group, Inc. for the year ended December 31, 2023.

We also consent to the reference to our Firm under the caption “Experts” in Registration Statement.

/s/ Mazars USA LLP

New York, New York

May 20, 2024